Nelnet Reports Third Quarter 2017 Results

•	GAAP net income $1.11 per share, $1.00 per share excluding adjustments

•	Repurchased 947,794 shares for $45 million

•	Board of Directors increased quarterly dividend to $0.16 per share

•	Nelnet to acquire Great Lakes for $150 million

LINCOLN, Neb., November 7, 2017-Nelnet (NYSE: NNI) today reported GAAP net income of $46.3 million, or $1.11 per share, for the third quarter of 2017, compared with GAAP net income of $84.3 million, or $1.98 per share, for the same period a year ago.

Net income, excluding derivative market value and foreign currency transaction adjustments, was $41.5 million, or $1.00 per share, for the third quarter of 2017, compared with $58.1 million, or $1.36 per share, for the same period in 2016. For additional information on these non-GAAP metrics, including reconciliations to GAAP net income, see "Non-GAAP Performance Measures" below.

The decrease in GAAP net income for the three months ended September 30, 2017, compared with the same period in 2016, was due to a reduction in net gains recognized related to changes in the fair values of derivative instruments, and an increase in losses incurred related to foreign currency transaction adjustments caused by the re-measurement of the company's Euro-denominated bonds to U.S. dollars. In addition, the company reported a decrease in net interest income earned on its student loan portfolio due to the expected runoff of the portfolio and lower student loan spread.

On October 19, 2017, the company announced it entered into a definitive and binding agreement with Great Lakes Higher Education Corporation to acquire 100 percent of the stock of their student loan servicing company, Great Lakes Educational Loan Services, Inc. (Great Lakes) for $150.0 million in cash. The transaction will settle on January 1, 2018, subject to customary closing conditions. After the transaction settles, Great Lakes and Nelnet will maintain their distinct brands, servicing operations, and operational teams, and each will continue to compete for new student loan volume under its respective existing contract with the U.S. Department of Education (Department). Over time, shared services teams will integrate and technology systems will be leveraged to support both the Great Lakes and Nelnet servicing operations.

"We are excited by the recent opportunities we have had to deploy significant capital and invest in the growth and diversification of our core fee-based businesses," said Jeff Noordhoek, Chief Executive Officer of Nelnet. "The company continued the distribution of capital to its shareholders through the repurchase of almost a million shares of stock and increased quarterly dividends. In addition, we are making strategic investments in our student loan servicing segment with the announced agreement to acquire Great Lakes and in the construction of ALLO’s fiber optic network."

“We are looking forward to the opportunity to transform borrower experience in partnership with Great Lakes,” added Noordhoek. “By leveraging a single servicing system and a common set of technical tools, we will provide an enhanced experience for millions of borrowers. With this common servicing framework in place, Great Lakes’ and Nelnet’s distinct operational teams will continue to compete in how well they execute these practices and serve their customers. In addition, leveraging technology across a larger portfolio creates efficiencies that will allow us to invest in providing better, more innovative customer experiences.”

Nelnet operates four primary business segments, earning interest income on student loans in its Asset Generation and Management segment, and fee-based revenue in its Loan Systems and Servicing, Tuition Payment Processing and Campus Commerce, and Communications segments.

Asset Generation and Management

For the third quarter of 2017, Nelnet reported net interest income of $75.2 million, compared with $99.8 million for the same period a year ago. The company's average balance of student loans decreased to $23.2 billion for the third quarter of 2017, compared with $26.4 billion for the same period in 2016. Core student loan spread decreased to 1.17 percent for the quarter ended September 30, 2017, compared with 1.26 percent for the same period in 2016, as a result of a decrease in fixed-rate floor income and an increase in expenses related to settlements on derivatives used by the company to manage interest rate risk. Net interest income included $24.6 million and $41.5 million of fixed-rate floor income in the third quarter of 2017 and 2016, respectively.

In the third quarter of 2016, the company revised its methodology used to amortize premiums and accrete discounts on its student loan portfolio. Under the revised policy, during the third quarter of 2016, the company recorded an adjustment to correct the net impact on prior periods that resulted in an $8.2 million reduction to the company's net loan discount balance and a corresponding increase in interest income (a $5.1 million after-tax increase to net income, or $0.12 per share).

Provision for loan losses for federally insured loans was $7.0 million for the three months ended September 30, 2017. In the third quarter of 2017, the company determined an additional allowance was necessary related to a portfolio of federally insured loans that were purchased in 2014 and 2015, and recognized $3.1 million after tax, or $0.07 per share, in provision expense related to these loans.

In addition, in the third quarter of 2017, the company incurred a $1.7 million after-tax expense, or $0.04 per share, related to conversion fees for the transfer of a loan portfolio from a third party to the company's servicing platform, which will decrease servicing costs over the remaining life of this portfolio.

Loan Systems and Servicing

Revenue from the Loan Systems and Servicing segment was $56.0 million for the third quarter of 2017, compared with $54.4 million for the same period in 2016. As of September 30, 2017, the company was servicing $207.8 billion in government-owned, Federal Family Education Loan (FFEL) Program, private education, and consumer loans.

Revenue increased in the third quarter of 2017, compared with the same period in 2016, due to growth in private education and consumer loan servicing volume from existing and new clients. As of September 30, 2017, this portfolio was $10.8 billion, up from $6.4 billion as of September 30, 2016. Revenue from this portfolio increased $3.5 million from the third quarter of 2016, or 83 percent, to $7.6 million for the three months ended September 30, 2017.

As of September 30, 2017, the company was servicing $171.6 billion of government-owned loans for the Department, compared with $161.7 billion of loans as of September 30, 2016. Revenue from this contract decreased to $38.6 million for the third quarter of 2017, compared with $40.2 million for the same period a year ago, due to a decrease in application volume for the company's administration of the Total and Permanent Disability Discharge program.

Tuition Payment Processing and Campus Commerce

For the third quarter of 2017, revenue from the Tuition Payment Processing and Campus Commerce segment was $35.5 million, an increase of $2.4 million, or 7 percent, from the same period in 2016. The increase in revenue was primarily driven by growth in managed tuition payment plans, campus commerce customer transactions and payments volume, and new school customers. This operating segment serves 10 million students and families at nearly 13,500 K-12 schools and 970 colleges and universities.

Communications

Revenue from ALLO was $6.8 million for the third quarter of 2017, compared with $4.3 million for the same period in 2016. The number of households served as of September 30, 2017, was 16,394, an increase of 7,649, or 87 percent, from the number of households served as of September 30, 2016.

For the third quarter of 2017, ALLO recognized a net loss of $4.6 million, compared with a net loss of $2.2 million for the same period in 2016. The company anticipates this operating segment will be dilutive to consolidated earnings as it continues to build its network in Lincoln, Nebraska, due to large upfront capital expenditures and associated depreciation and upfront customer acquisition costs. ALLO's management uses earnings (loss) before interest, income taxes, depreciation, and amortization (EBITDA) to eliminate certain non-cash and non-operating items in order to consistently measure performance from period to period. For the third quarter of 2017, ALLO had negative EBITDA of $2.7 million, compared with negative EBITDA of $1.6 million for the same period in 2016. For additional information on this non-GAAP metric, including a reconciliation to ALLO's GAAP net loss, see "Non-GAAP Performance Measures" below.

ALLO has incurred capital expenditures of $78.4 million in the first nine months of 2017, including $29.4 million in the third quarter of 2017. The company currently anticipates total network expenditures of approximately $30.0 million in the fourth quarter of 2017 and approximately $100.0 million in 2018; however, the amount of capital expenditures could change based on customer demand for ALLO's services. The number of residential households passed, which represents the estimated number of single residence homes, apartments, and condominiums that ALLO already serves, and those in which ALLO has the capacity to connect to its network distribution system without further material extensions to the transmission lines (but that have not been connected), increased to 54,815 as of September 30, 2017, compared with 30,962 as of December 31, 2016.

Liquidity and Capital Activities

For the nine months ended September 30, 2017, the company generated $230.3 million in net cash from operating activities. In addition, as of September 30, 2017, the company had $254.4 million in cash and cash equivalents and a portfolio of available-for-sale investments, consisting primarily of student loan asset-backed securities, with a fair value of $75.4 million. The company also has a $350.0 million unsecured line of credit that has a maturity date of December 12, 2021. As of September 30, 2017, $210.0 million was outstanding on the line of credit and $140.0 million was available for future use.

During the three months ended September 30, 2017, the company repurchased a total of 947,794 shares of Class A common stock for $45.1 million ($47.62 per share). Certain of these repurchases were made pursuant to a trading plan adopted by the company in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934.

The company paid cash dividends of $5.8 million, or $0.14 per share, during the three months ended September 30, 2017.

The company intends to use its liquidity position to capitalize on market opportunities, including: FFEL Program, private education, and consumer loan acquisitions; strategic acquisitions and investments; expansion of ALLO's communications network; and capital management initiatives, including stock repurchases, debt repurchases, and dividend distributions. The timing and size of these opportunities will vary and will have a direct impact on the company's cash and investment balances.

Board Declares Dividend

The Nelnet Board of Directors declared a fourth quarter cash dividend on the company's outstanding shares of Class A common stock and Class B common stock of $0.16 per share. The dividend will be paid on December 15, 2017, to shareholders of record at the close of business on December 1, 2017.

Non-GAAP Performance Measures

The company prepares its financial statements and presents its financial results in accordance with GAAP. However, it also provides additional non-GAAP financial information related to specific items management believes to be important in the evaluation of its operating results and performance. A reconciliation of the company's GAAP net income to net income, excluding derivative market value and foreign currency transaction adjustments, and a discussion of why the company believes providing this additional information is useful to investors, is provided below.

	Three months ended September 30,
	2017	2016
	(dollars in thousands, except share data)
GAAP net income attributable to Nelnet, Inc.	$46,303	84,294
Realized and unrealized derivative market value adjustments	(21,429)	(47,093)
Unrealized foreign currency transaction adjustments	13,683	4,831
Net tax effect	2,943	16,060
Net income, excluding derivative market value and foreign currency transaction adjustments	$41,500	58,092

Earnings per share:
GAAP net income attributable to Nelnet, Inc.	$1.11	1.98
Realized and unrealized derivative market value adjustments	(0.51)	(1.10)
Unrealized foreign currency transaction adjustments	0.33	0.11
Net tax effect	0.07	0.37
Net income, excluding derivative market value and foreign currency transaction adjustments	$1.00	1.36

"Derivative market value and foreign currency transaction adjustments" include (i) both the realized portion of gains and losses (corresponding to variation margin received or paid on derivative instruments that are settled daily at a central clearinghouse under new rules effective January 3, 2017) and the unrealized portion of gains and losses that are caused by changes in fair values of derivatives which do not qualify for "hedge treatment" under GAAP; and (ii) the unrealized foreign currency transaction gains or losses caused by the re-measurement of the company's Euro-denominated bonds to U.S. dollars. In October 2017, the company remarketed its Euro-denominated bonds to denominate those bonds in U.S. dollars. "Derivative market value and foreign currency transaction adjustments" does not include "derivative settlements" that represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the company's derivative instruments based on their contractual terms. The tax effects in the preceding table are calculated by multiplying the realized and unrealized derivative market value adjustments and unrealized foreign currency transaction adjustments by the applicable statutory income tax rate.

The company believes these point-in-time estimates of asset and liability values related to its derivative instruments and Euro-denominated bonds that are or were subject to interest and currency rate fluctuations are or were subject to volatility, primarily due to timing and market factors beyond the control of management, and affect the period-to-period comparability of the results of operations. Accordingly, the company’s management utilizes operating results excluding these items for comparability purposes when making decisions regarding the company’s performance and in presentations with credit rating agencies, lenders, and investors. Consequently, the company reports this non-GAAP information because the company believes that it provides additional information regarding operational and performance indicators that are closely assessed by management. There is no comprehensive, authoritative guidance for the presentation of such non-GAAP information, which is only meant to supplement GAAP results by providing additional information that management utilizes to assess performance.

A reconciliation of ALLO's GAAP net loss to earnings (loss) before net interest expense, income taxes, depreciation, and amortization (EBITDA), is provided below.

	Three months ended September 30,
	2017	2016
	(dollars in thousands)
Net loss	$(4,602)	(2,194)
Net interest expense	1,550	318
Income tax benefit	(2,821)	(1,344)
Depreciation and amortization	3,145	1,630
Earnings (loss) before interest, income taxes, depreciation, and amortization (EBITDA)	$(2,728)	(1,590)

EBITDA is a supplemental non-GAAP performance measure that is frequently used in capital-intensive industries such as telecommunications. ALLO's management uses EBITDA to compare ALLO's performance to that of its competitors and to eliminate certain non-cash and non-operating items in order to consistently measure performance from period to period. EBITDA excludes interest and income taxes because these items are associated with a company's particular capitalization and tax structures. EBITDA also excludes depreciation and amortization expense because these non-cash expenses primarily reflect the impact of historical capital investments, as opposed to the cash impacts of capital expenditures made in recent periods, which may be evaluated through cash flow measures. The company reports EBITDA for ALLO because the company believes that it provides useful additional information for investors regarding a key metric used by management to assess ALLO's performance. There are limitations to using EBITDA as a performance measure, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from ALLO's calculations. In addition, EBITDA should not be considered a substitute for other measures of financial performance, such as net income or any other performance measures derived in accordance with GAAP.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of federal securities laws. The words "anticipate," "continue," "expect," "future," "intend," "scheduled," "will," and similar expressions, as well as statements in future tense, are intended to identify forward-looking statements. These statements are based on management's current expectations as of the date of this release and are subject to known and unknown risks and uncertainties that may cause actual results or performance to differ materially from those expressed or implied by the forward-looking statements. Such risks include, but are not limited to: risks related to the company's student loan portfolio, such as interest rate basis and repricing risk and changes in levels of student loan repayment or default rates; the use of derivatives to manage exposure to interest rate fluctuations; risks that the announced agreement to acquire Great Lakes may not be completed within the currently scheduled time frame, or at all; the uncertain nature of the expected benefits from the acquisition and the ability to successfully integrate loan servicing operations and successfully maintain and increase in allocated volumes of student loans serviced under existing and any future servicing contracts with the Department; risks to the company related to the Department's initiative to procure new contracts for federal student loan servicing, including the risk that the company's joint venture with Great Lakes, or the company on a post-Great Lakes acquisition basis, may not be awarded a contract; the uncertain nature of expected benefits from FFEL Program, private education, and consumer loan purchases and initiatives to purchase additional FFEL Program, private education, and consumer loans; financing and liquidity risks, including risks of changes in the securitization and other financing markets for student loans; risks and uncertainties from changes in the educational credit and services marketplace resulting from changes in applicable laws, regulations, and government programs and budgets, such as the expected decline over time in FFEL Program loan interest income and fee-based revenues due to the discontinuation of FFEL Program loan originations in 2010 and the resulting initiatives by the company to adjust to a post-FFEL Program environment; the uncertain nature of the expected benefits from the acquisition of ALLO on December 31, 2015, and the ability to successfully integrate its communications operations and successfully expand its fiber network in existing service areas and additional communities and manage related construction risks; risks and uncertainties related to initiatives to pursue additional strategic investments and acquisitions, including investments and acquisitions that are intended to diversify the company both within and outside of its historical core education-related businesses; and changes in general economic and credit market conditions.

For more information, see the "Risk Factors" sections and other cautionary discussions of risks and uncertainties included in documents filed or furnished by the company with the Securities and Exchange Commission, including the cautionary information about forward-looking statements contained in the company's supplemental financial information for the third quarter ended September 30, 2017. All forward-looking statements in this release are as of the date of this release. Although the company may voluntarily update or revise its forward-looking statements from time to time to reflect actual results or changes in the company's expectations, the company disclaims any commitment to do so except as required by securities laws.

Consolidated Statements of Income
(Dollars in thousands, except share data)
(unaudited)

	Three months ended			Nine months ended
	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Interest income:
Loan interest	$191,755	189,488	193,721	562,451	567,775
Investment interest	5,129	3,589	2,460	11,335	6,674
Total interest income	196,884	193,077	196,181	573,786	574,449
Interest expense:
Interest on bonds and notes payable	121,650	113,236	96,386	341,787	280,847
Net interest income	75,234	79,841	99,795	231,999	293,602
Less provision for loan losses	6,000	2,000	6,000	9,000	10,500
Net interest income after provision for loan losses	69,234	77,841	93,795	222,999	283,102
Other income:
Loan systems and servicing revenue	55,950	56,899	54,350	167,079	161,082
Tuition payment processing, school information, and campus commerce revenue	35,450	34,224	33,071	113,293	102,211
Communications revenue	6,751	5,719	4,343	17,577	13,167
Enrollment services revenue	—	—	—	—	4,326
Other income	19,756	12,485	15,150	44,874	38,711
Gain from debt repurchases	116	442	2,160	5,537	2,260
Derivative market value and foreign currency transaction adjustments and derivative settlements, net	7,173	(27,910)	36,001	(25,568)	(33,391)
Total other income	125,196	81,859	145,075	322,792	288,366
Operating expenses:
Salaries and benefits	74,193	74,628	63,743	220,684	187,907
Depreciation and amortization	10,051	9,038	8,994	27,687	24,817
Loan servicing fees	7,939	5,620	5,880	19,584	20,024
Cost to provide communications services	2,632	2,203	1,784	6,789	5,169
Cost to provide enrollment services	—	—	—	—	3,623
Other expenses	30,518	27,528	26,391	84,593	84,174
Total operating expenses	125,333	119,017	106,792	359,337	325,714
Income before income taxes	69,097	40,683	132,078	186,454	245,754
Income tax expense	25,562	16,032	47,715	70,349	87,184
Net income	43,535	24,651	84,363	116,105	158,570
Net loss (income) attributable to noncontrolling interests	2,768	4,086	(69)	8,960	(165)
Net income attributable to Nelnet, Inc.	$46,303	28,737	84,294	125,065	158,405
Earnings per common share:
Net income attributable to Nelnet, Inc. shareholders - basic and diluted	$1.11	0.68	1.98	2.97	3.70
Weighted average common shares outstanding - basic and diluted	41,553,316	42,326,540	42,642,213	42,054,532	42,788,133

Condensed Consolidated Balance Sheets
(Dollars in thousands)
(unaudited)

	As of	As of	As of
	September 30, 2017	December 31, 2016	September 30, 2016
Assets:
Student loans receivable, net	$22,528,845	24,903,724	25,615,434
Cash, cash equivalents, investments, and other receivables	530,927	323,798	324,682
Restricted cash	830,762	1,100,663	964,379
Goodwill and intangible assets, net	188,054	195,125	198,276
Other assets	690,122	656,798	566,840
Total assets	$24,768,710	27,180,108	27,669,611
Liabilities:
Bonds and notes payable	$22,240,279	24,668,490	25,320,878
Other liabilities	397,991	440,693	367,637
Total liabilities	22,638,270	25,109,183	25,688,515
Equity:
Total Nelnet, Inc. shareholders' equity	2,111,851	2,061,655	1,972,085
Noncontrolling interests	18,589	9,270	9,011
Total equity	2,130,440	2,070,925	1,981,096
Total liabilities and equity	$24,768,710	27,180,108	27,669,611
Contacts:
Media, Ben Kiser, 402.458.3024, or Investors, Phil Morgan, 402.458.3038, both of Nelnet, Inc.